UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

STW RESOURCES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-3678799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

619 West Texas Ave
Suite 126
Midland Texas, 79701
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (432) 686-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

Between April 30 and June 6, 2013, STW Resources Holding Corp. (the “Company”) entered into subscription agreements (collectively, the “Agreement”) with “accredited investors,” (the “Investors”) as defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)  pursuant to which the Investors purchased revenue participation interest notes for an aggregate amount of $350,000 (the “Notes”). The Notes bear interest at a rate of 12% per annum and mature on or before April 30, 2018. The Company has agreed to pay the Investors 50% of the Net Operating Revenues (as defined in the Revenue Participation Agreement) from the SWD Sites (as defined in the Revenue Participation Agreement) on a monthly basis until the Notes are repaid in full.

In connection with the Agreement, each Investor received a warrant to purchase two (2) shares of common stock for every dollar invested (or 700,000 shares of common stock in the aggregate) (collectively, the “Warrants”).    The exercise price of the Warrants are subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The full principal amount of the Notes are due upon a default under the terms of the Notes. In connection with the Agreement, the Company granted the Investors a continuing security interest in the Company’s share of Net Operating Revenues from the SWD Sites and the proceeds thereof, until such time as the Company’s obligations to pay the Investors under the Notes has ceased.

As of the date hereof, the Company is obligated on $350,000 face amount of Notes issued to the Investors. The Notes are a debt obligation arising other than in the ordinary course 3of business which constitute a direct financial obligation of the Company.

The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2), Rule 506 promulgated under Regulation D under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investors are “accredited investors” as such term is defined under Regulation D promulgated under the Securities Act.   This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing information is a summary of the agreements involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 8.01      Other Events

On June 3, 2013, STW Resources Holding Corp. (the “Company”) was served with notice that on May 22, 2013, GE Ionics, Inc., d/b/a GE Water & Process Technologies (“GE”) filed a complaint (the “Complaint”) against the Company in the Supreme Court of the State of New York, County of New York (the “Court”), Index No. 651832/2013 (the “GE Lawsuit”) alleging, among other things, breach of contract.   GE is seeking, among other things, compensatory damages in the sum of $11,239,437, attorneys’ fees, costs and interest and such other relief as the Court deems just and proper.  The Company’s time to answer or move with respect to the Complaint has not yet expired.

The GE Lawsuit arises out of an April 4, 2008 Purchase Order (the “Purchase Order”) between STW Resources, Inc., the Company’s wholly-owned subsidiary (“STWR”), pursuant to which there was due and unpaid a debt by STWR to GE in the amount of $11,239,437.00 as of August 31, 2010 (the “Original Debt”) and a teaming agreement, dated May 22, 2008, by and between STWR and GE, as amended (the “Teaming Agreement”).  On August 31, 2010, the Company and GE entered into a settlement agreement (the “GE Settlement Agreement”) pursuant to which GE permitted the Company to substitute for STWR as to all rights and obligations under the Purchase Order (including the Original Debt) and Teaming Agreement, provided the Company would pay GE an adjusted amount of $1,400,000.00 pursuant to a senior promissory note that bore interest at a rate of the WSJ Prime Rate (as published daily in the Wall Street Journal) plus two percent (2%) per annum (the “GE Note”).  Under the terms of the GE Note, the Company had thirteen (13) months to pay off the GE Note plus all accrued interest. On October 30, 2011, the Company entered into an amendment to the GE Settlement Agreement, effective October 1, 2011, pursuant to which, among other things, the Company and GE agreed that the Company will have until September 1, 2013 to pay GE $2,100,000 plus interest accrued after October 1, 2011 under the GE Note in accordance with its terms.  On May 7, 2012, GE informed the Company that it had failed to may any required installment payment that was due and payable under the GE Note and that the Company’s failure to make any such installment payment(s) constituted an Event of Default under the GE Note. .

We plan to pursue our claims and defenses vigorously and expect that the litigation matter discussed above will be protracted and costly. The results of any litigation are inherently uncertain and there can be no assurance that we will prevail in the litigation matter stated above or otherwise. There can be no assurance that the Company and GE will come to any agreement and/or settlement with respect to the litigation and/or the GE Settlement Agreement.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

	4.1	Form of April 30 2013 Revenue Participation Warrant
	4.2	Form of April 30 2013 Revenue Participation Agreement
	10.1	Form of April 30 2013 Revenue Participation Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STW RESOURCES HOLDING CORP.

Date: June 7, 2013	By:	/s/ Stanley T. Weiner
Stanley T. Weiner
Chief Executive Officer